                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            SBC Communications Inc.
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  [X] No fee required
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[ ] Fee paid previously with preliminary materials:

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:

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

SBC COMMUNICATIONS INC.
--------------------------------------------------------------------------------

                                 Notice of 1998
                                 Annual Meeting
                                      and
                                Proxy Statement

                                                                   [SBC LOGO]

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

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

TO BE HELD ON APRIL 24, 1998

TO THE HOLDERS OF COMMON STOCK OF SBC COMMUNICATIONS INC.:

The 1998 Annual Meeting of Shareowners of SBC Communications Inc. ("SBC" or the "Company"), a Delaware corporation, will be held at 9:00 a.m. on Friday, April 24, 1998, at the Alzafar Shrine Temple, 901 North Loop 1604 West, San Antonio, Texas. The purposes of the meeting are to:

1. Elect six Directors to serve three-year terms;

2. Ratify the appointment of Ernst & Young LLP as independent auditor of SBC for 1998;

3. Approve an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock;


4. Act upon certain proposals of shareowners; and


5. Act upon such other matters as may properly come before the meeting.

Holders of SBC common stock of record at the close of business on February 23, 1998, are entitled to vote at the meeting and any adjournment of the meeting. A list of these shareowners will be available for inspection during business hours from April 9 through April 23, 1998, at 175 E. Houston, San Antonio, Texas, and will also be available at the Annual Meeting.

By Order of the Board of Directors

/s/ JUDITH M. SAHM

Judith M. Sahm
Vice President and Secretary


March 11, 1998


IMPORTANT NOTICE
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IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES, PLEASE
COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF IT IS MAILED IN THE UNITED STATES. SHAREHOLDERS OF RECORD MAY ALSO GIVE THEIR PROXY BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME, AND SHAREOWNERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.

PROXY STATEMENT

SBC COMMUNICATIONS INC.
175 E. HOUSTON
SAN ANTONIO, TEXAS 78205

ANNUAL MEETING OF SHAREOWNERS
--------------------------------------------------------------------------------


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SBC Communications Inc. for use at the 1998 Annual Meeting of Shareowners of SBC. The meeting will be held at 9:00 a.m. on Friday, April 24, 1998, at the Alzafar Shrine Temple, 901 North Loop 1604 West, San Antonio, Texas. The purposes of the meeting are set forth in the Notice of Annual Meeting of Shareowners. This Proxy Statement and the accompanying proxy card are being mailed beginning March 11, 1998, to shareowners of record of SBC's common stock, $1.00 par value per share, at the close of business on February 23, 1998. Each share entitles the registered holder to one vote. As of January 31, 1998, there were 919,364,440 shares of SBC common stock outstanding.


All shares represented by proxies will be voted by the individuals designated on the enclosed proxy card, all of whom are members of the Directors' Proxy Committee, in accordance with the shareowners' directions. If the proxy card is signed and returned without specific directions with respect to the matters to be acted upon, the shares will be voted in accordance with the recommendations of the Board of Directors. Any shareowner giving a proxy may revoke it at any time before such proxy is voted at the meeting by giving written notice of revocation to the Vice President and Secretary of SBC, by submitting a later-dated proxy or by attending the meeting and voting in person. The Chairman of the Board and Chief Executive Officer will announce the closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted.

Instead of submitting a signed proxy card, shareowners may submit their proxies by telephone using the control number and instructions accompanying the proxy card. Telephone proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. This procedure may not be available to shareowners who hold their shares through a broker, nominee, fiduciary or other custodian.


The proxy card or telephone proxy will also serve as voting instructions to the plan administrator or trustee for shares held on behalf of participants in SBC's Direct Stock Purchase and Reinvestment Plan (formerly the Dividend Reinvestment
Plan) or in any of the following SBC employee benefit plans: the PAYSOP, the Savings Plan, the Savings and Security Plan, the Pacific Telesis Group ("PTG") Supplemental Retirement and Savings Plan for Salaried Employees, the PTG Supplemental Retirement and Savings Plan for Non-Salaried Employees, and the PTG PAYSOP. If proxy cards or telephone proxies representing shares in the foregoing employee benefit plans are not received, these shares will be voted for each plan in the same proportion as the shares for which voting instructions are received from other participants.

If a shareowner participates in any of these plans or maintains other shareowner accounts, which may be under different names (for example, with or without a middle initial), the shareowner may receive more than one set of proxy materials. To ensure that all shares are voted, please sign and return every proxy card received or submit a proxy by telephone for each proxy card you receive (the control numbers will differ on each card).

A shareowner may designate a person or persons to act as the shareowner's proxy other than those persons designated on the proxy card. The shareowner may use the proxy card to give another person authority by striking out the name or names appearing on the enclosed proxy card, inserting the name or names of another person or persons and delivering the signed card to such person or persons. The person(s) designated by the shareowner must present the signed proxy card at the meeting in order for the shares to be voted.

If shares are held through a broker, nominee, fiduciary or other custodian, the shareowner must provide voting instructions to the record holder in accordance with the record holder's requirements in order to ensure their shares are properly voted.

The cost of soliciting proxies will be borne by SBC. Officers, agents and employees of SBC and its subsidiaries and other solicitors retained by SBC may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of SBC. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. SBC has retained Georgeson & Company Inc., to aid in the solicitation of proxies, at a fee of $19,000, plus expenses.

Shareowners representing 40 percent of the common stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the meeting. A list of eligible voters will be available at the Annual Meeting.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD OR SUBMIT YOUR PROXY BY TELEPHONE PROMPTLY SO THAT A QUORUM MAY BE REPRESENTED AT THE MEETING. HIGHLIGHTS OF THE MEETING WILL BE INCLUDED IN THE SECOND QUARTER REPORT TO SHAREOWNERS, WHICH WILL BE MAILED IN AUGUST 1998.

If you plan to attend the meeting in person, please bring the admission ticket (which is attached to the proxy voting card) to the Annual Meeting. Shareowners who do not have admission tickets will be admitted upon presentation of identification at the door. Anyone requiring special services for the hearing impaired or physically disabled should contact Financial Communications at 210-351-2163 in advance of the meeting to arrange for these services.

BOARD OF DIRECTORS
--------------------------------------------------------------------------------


The Board of Directors is responsible for the management and direction of SBC and for establishing broad corporate policies. Members of the Board of Directors are kept informed of SBC's business by various reports and documents given to them regularly, as well as by operating and financial reports presented by the Chairman of the Board and Chief Executive Officer and other officers at meetings of the Board of Directors and committees of the Board. In addition, the Board has appointed three non-voting Advisory Directors, whose function is to provide advice and counsel to the Board.


Regular meetings of the Board of Directors are held each month except February, May, August and October. The Board held nine meetings in 1997, including a special meeting held in February.


Under SBC's Bylaws, the Board of Directors has the authority to determine the size of the Board, not to exceed 21 Directors, and to fill vacancies. The Board of Directors of SBC presently consists of 19 members, two of whom are SBC executive officers. There are no vacancies on the Board.


SBC's Bylaws provide for a classified Board of Directors under which there are three classes of Directors, all of which are as equal in number as possible. The class to which each Director has been assigned is designated as Group A, Group B or Group C. The term of office of Group B Directors will expire at the 1998 Annual Meeting, Group C at the 1999 Annual Meeting, and Group A at the 2000 Annual Meeting. The SBC Board intends to nominate at the 1998 Annual Meeting the six persons listed as nominees for Group B, all of whom are incumbent Directors, for election to three-year terms of office expiring at the 2001 Annual Meeting.


On April 1, 1997, pursuant to the terms of the Agreement and Plan of Merger with PTG, the Board of Directors increased the size of the Board to 19 members and appointed the following former PTG Directors to the Board of Directors of SBC:
William P. Clark, Herman E. Gallegos, Mary S. Metz, Philip J. Quigley, S. Donley Ritchey, and Richard M. Rosenberg. Also appointed at that time was Royce S. Caldwell. Concurrently with the foregoing appointments, Jack S. Blanton and Tom
C. Frost resigned from the Board and, along with former PTG Directors Toni Rembe and Gilbert F. Amelio, were appointed Advisory Directors. The terms of the Advisory Directors expire at the 1998 Annual Meeting, except for Dr. Amelio, whose term ends January 31, 1999. Mr. Quigley resigned from the Board of SBC on December 30, 1997, and Ms. Toni Rembe was elected to fill the vacancy.



Biographical information about the Directors is provided on pages 6-10. Except as otherwise noted, Directors who are shown as officers or partners of other corporations, institutions or firms have held the positions indicated, or have been officers of the organizations indicated, for more than five years.



Holdings of SBC common stock by SBC Directors are shown on the table on page 13.

BOARD COMMITTEES
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From time to time the Board establishes permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. The Board has established six standing committees of Directors, the principal responsibilities of which are described below. The biographical information included later in this Proxy Statement identifies committee memberships held by each Director.


THE AUDIT COMMITTEE met three times in 1997. It consists of eight non-employee Directors. The Audit Committee recommends to the Board the appointment of a firm to serve as independent auditor, subject to ratification by the shareowners at the Annual Meeting. The independent auditing firm examines the accounting records of SBC and its subsidiaries for the coming year. The Audit Committee periodically reviews the adequacy and effectiveness of SBC's internal system of accounting controls and financial reporting procedures with representatives of the independent auditor and with the corporate internal auditors. The Audit Committee also examines the results of the annual audit of the financial statements and the recommendations of the independent auditor pertaining to accounting practices, policies and procedures followed by SBC.


THE CORPORATE DEVELOPMENT COMMITTEE met five times in 1997. It consists of four non-employee Directors and one employee Director. The purpose of the Corporate Development Committee is to examine proposed acquisitions and similar new ventures and to advise management with regard to the expansion or disposition of SBC's businesses through mergers, acquisitions, sales and similar transactions.


THE CORPORATE PUBLIC POLICY AND ENVIRONMENTAL AFFAIRS COMMITTEE met three times in 1997. It consists of eight non-employee Directors. The Corporate Public Policy and Environmental Affairs Committee examines corporate policy and provides guidance and perspective to SBC management on major public issues, including corporate governance, legislative and environmental matters and SBC's compliance program.


THE EXECUTIVE COMMITTEE did not meet in 1997. It consists of two non-employee Directors and two employee Directors. The Executive Committee's primary function is to assist the Board of Directors by acting upon matters when the Board is not in session. The Committee has the full power and authority of the Board to the extent permitted by law, including the power and authority to declare a dividend or to authorize the issuance of common stock.

THE FINANCE/PENSION COMMITTEE met six times in 1997. It consists of seven non-employee Directors and two employee Directors. This Committee is responsible for making recommendations to the Board of Directors with respect to investment policy, dividends, methods of financing the operations of SBC and its subsidiaries and overseeing the investments of SBC's employee benefit plans.

THE HUMAN RESOURCES COMMITTEE met eight times in 1997. It consists of four non-employee Directors. The Human Resources Committee oversees the management of human resources activities of SBC, including senior management compensation and the design of employee benefit plans. The Committee reviews and makes recommendations to the Board with respect to compensation of Directors. The Committee also advises the Board with respect to the nomination of members to the Board of Directors to be elected at the Annual Meeting or to be appointed by the Board to fill vacancies that may occur during the period between Annual Meetings.

In recommending Board candidates, this Committee seeks individuals of proven judgment and competence who are outstanding in their chosen fields, and it considers factors such as anticipated participation in Board activities, education, geographic location and special talents or personal attributes. Shareowners who wish to suggest qualified candidates should write to the Vice President and Secretary, SBC Communications Inc., 175 E. Houston, Room 1140, San Antonio, Texas 78205, stating in detail the qualifications of such persons for consideration by the Committee.

SBC DIRECTORS TO BE ELECTED AT THE 1998 ANNUAL MEETING (GROUP B)

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[PHOTO]        AUGUST A. BUSCH III, age 60, is Chairman of the Board and
               President of Anheuser-Busch Companies, Inc., St. Louis,
               Missouri. Mr. Busch has been a Director of SBC since
               October 1983. He served as a Director of Southwestern Bell
               Telephone Company from 1980 to 1983. Mr. Busch is a
               Director of Anheuser-Busch Companies, Inc.; Emerson
               Electric Co.; and General American Life Insurance Company;
               and an Advisory Member of the Boards of Directors of Grupo
               Modelo, S.A. de C.V., and Diblo, S.A. de C.V. He is a
               member of the Corporate Development Committee, the
               Executive Committee and the Human Resources Committee.
-------------------------------------------------------------------------


[PHOTO]        ROYCE S. CALDWELL, age 59, is President-SBC Operations,
               SBC Communications Inc., and has served in this capacity
               since July 1995. Mr. Caldwell was President and Chief
               Executive Officer of Southwestern Bell Telephone Company
               from April 1994 to June 1995. He was President-Customer
               Services, Southwestern Bell Telephone Company, from July
               1993 to March 1994, and President-Southwestern Bell
               Services, Southwestern Bell Telephone Company, from July
               1992 to July 1993. Mr. Caldwell has been a Director of SBC since April 1997. He is a Director of Cullen/Frost
               Bankers, Inc.; Pacific Bell; Pacific Telesis Group; and
               Southwestern Bell Telephone Company. He is a member of the
               Executive Committee and the Finance/Pension Committee.
-------------------------------------------------------------------------


[PHOTO]        HERMAN E. GALLEGOS, age 67, is an independent management
               consultant. Mr. Gallegos was a Director of Gallegos
               Institutional Investors Corporation from May 1990 to
               August 1994. He served as an alternate U.S. Public
               Delegate to the 49th United Nations General Assembly from
               1994 to 1995. Mr. Gallegos has been a Director of SBC
               since April 1997. He served as a Director of PTG from 1983 to 1997. He is a Director of UnionBanCal Corporation. He
               is a member of the Audit Committee and the Corporate
               Public Policy and Environmental Affairs Committee.
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[PHOTO]        JESS T. HAY, age 67, is Chairman of the Texas Foundation
               for Higher Education and Chairman of HCB Enterprises Inc
               (a private investment firm), Dallas, Texas. Mr. Hay was
               Chairman and Chief Executive Officer of Lomas Financial
               Group from 1969 until his retirement in December 1994. Mr.
               Hay has been a Director of SBC since April 1986. He is a
               Director of Exxon Corporation; Trinity Industries, Inc.;
               and Viad Corp. He is a member of the Audit Committee and
               Chairman of the Human Resources Committee.

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[PHOTO]        BOBBY R. INMAN, age 66, Admiral, United States Navy,
               Retired. Admiral Inman served as Vice Admiral, United
               States Navy, and Director, National Security Agency, from
               1977 to 1981, and as Admiral, United States Navy, and
               Deputy Director, Central Intelligence Agency, from 1981 to
               1982. He has been a Director of SBC since March 1985.
               Admiral Inman is a Director of Fluor Corporation; Science
               Applications International Corporation; Temple-Inland
               Inc.; and Xerox Corporation. He is the Chairman of the
               Finance/Pension Committee and a member of the Human
               Resources Committee.
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[PHOTO]        S. DONLEY RITCHEY, age 64, is Managing Partner of Alpine
               Partners, Danville, California. Mr. Ritchey was Chief
               Executive Officer and Chairman of the Board of Lucky
               Stores, Inc. from 1980 to 1986. Mr. Ritchey has been a
               Director of SBC since April 1997. He served as a Director
               of PTG from 1984 to 1997. He is a Director of McClatchy
               Newspapers, Inc. He is a member of the Finance/Pension
               Committee and the Human Resources Committee.

SBC DIRECTORS SERVING UNTIL THE 1999 ANNUAL MEETING (GROUP C)

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[PHOTO]        JAMES E. BARNES, age 64, is Chairman of the Board,
               President and Chief Executive Officer of MAPCO Inc.,
               Tulsa, Oklahoma. Mr. Barnes has been a Director of SBC
               since November 1990. Mr. Barnes is a Director of BOK
               Financial Corporation; Kansas City Southern Industries,
               Inc.; and MAPCO Inc. He is a member of the Audit Committee and the Corporate Development Committee.
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[PHOTO]        WILLIAM P. CLARK, age 66, is Chief Executive Officer of
               Clark Company, Paso Robles, California, and since December
               1996 has been Senior Counsel to the law firm of Clark,
               Cali and Negranti. He is a retired California Supreme
               Court Justice and former Secretary of the United States
               Department of the Interior. Judge Clark has been a
               Director of SBC since April 1997. He served as a Director
               of PTG from 1985 to 1997. He is a Director of The Irish
               Investment Fund and Lawter International Inc. He is a
               member of the Corporate Public Policy and Environmental
               Affairs Committee.

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[PHOTO]        MARY S. METZ, age 60, is Dean of University Extension of
               the University of California, Berkeley, and is President
               Emerita of Mills College. Dr. Metz has been a Director of
               SBC since April 1997. She served as a Director of PTG from
               1986 to 1997. She is a Director of Longs Drug Stores
               Corporation; Pacific Gas and Electric Company; and
               UnionBanCal Corporation. She is a member of the Audit
               Committee.
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[PHOTO]        HASKELL M. MONROE, JR., age 66, is Dean of Faculties
               Emeritus and Director of Academic Development at Texas A&M
               University, College Station, Texas, and has served in this capacity since July 1997. He was Professor of History at
               The University of Missouri-Columbia, Columbia, Missouri,
               from July 1987 to August 1997. Dr. Monroe was also
               Chancellor at The University of Missouri-Columbia,
               Columbia, Missouri, from July 1987 through December 1991.
               He has been a Director of SBC since October 1983. Dr.
               Monroe served as a Director of Southwestern Bell Telephone
               Company from 1982 to 1983. He is the Chairman of the
               Corporate Public Policy and Environmental Affairs
               Committee and a member of the Finance/Pension Committee.
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[PHOTO]        PATRICIA P. UPTON, age 59, is President and Chief
               Executive Officer of Aromatique, Inc., Heber Springs,
               Arkansas. Mrs. Upton has been a Director of SBC since June
               1993. She is a member of the Audit Committee and the
               Corporate Public Policy and Environmental Affairs
               Committee.
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[PHOTO]        EDWARD E. WHITACRE, JR., age 56, is Chairman of the Board
               and Chief Executive Officer of SBC and has served in this
               capacity since January 1990. Mr. Whitacre has been a
               Director of SBC since October 1986. He is a Director of
               Anheuser-Busch Companies, Inc.; Burlington Northern Santa
               Fe Corporation; Emerson Electric Co.; and The May
               Department Stores Company. He is the Chairman of the
               Executive Committee and a member of the Corporate
               Development Committee and the Finance/Pension Committee.

SBC DIRECTORS SERVING UNTIL THE 2000 ANNUAL MEETING (GROUP A)

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[PHOTO]        CLARENCE C. BARKSDALE, age 65, is Vice Chairman, Board of
               Trustees, Washington University, St. Louis, Missouri. Mr.
               Barksdale was Chairman of the Board and Chief Executive
               Officer of Centerre Bancorporation from 1978 to 1988 and
               Chairman of the Board of Centerre Bank N.A. from February
               1985 through December 1988. Mr. Barksdale was Vice
               Chairman of Boatmen's Bancshares, Inc., from January
               through June 1989. He has been a Director of SBC since
               October 1983. Mr. Barksdale served as a Director of
               Southwestern Bell Telephone Company from 1982 to 1983. He
               is a member of the Audit Committee and the Corporate
               Public Policy and Environmental Affairs Committee.
-------------------------------------------------------------------------


[PHOTO]        RUBEN R. CARDENAS, age 67, is a partner in the law firm of
               Cardenas, Whitis & Stephen, L.L.P., McAllen, Texas. Mr.
               Cardenas has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone
               Company from 1975 to 1983. Mr. Cardenas is a Director of
               Cullen/Frost Bankers, Inc. He is the Chairman of the Audit
               Committee and a member of the Corporate Public Policy and
               Environmental Affairs Committee.
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[PHOTO]        MARTIN K. EBY, JR., age 63, is Chairman of the Board and
               Chief Executive Officer of The Eby Corporation, Wichita,
               Kansas. Mr. Eby has been a Director of SBC since June
               1992. He is a Director of Intrust Bank, N.A. and Intrust
               Financial Corporation. He is a member of the Audit
               Committee and the Finance/Pension Committee.
-------------------------------------------------------------------------


[PHOTO]        CHARLES F. KNIGHT, age 62, is Chairman and Chief Executive
               Officer of Emerson Electric Co., St. Louis, Missouri. Mr.
               Knight has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone
               Company from 1974 to 1983. Mr. Knight is a Director of
               Anheuser-Busch Companies, Inc.; The British Petroleum
               Company p.l.c., London, England; Emerson Electric Co.; and
               International Business Machines Corporation. He is the
               Chairman of the Corporate Development Committee and a member of the Executive Committee and the Finance/Pension
               Committee.

-------------------------------------------------------------------------


[PHOTO]        TONI REMBE, age 61, is a partner in the law firm of
               Pillsbury Madison & Sutro LLP, San Francisco, California.
               Ms. Rembe was elected a Director of SBC in January 1998
               and had served as an Advisory Director of SBC from April
               1997 to January 1998. She served as a Director of PTG from
               1991 to 1997. She is a Director of Potlatch Corporation
               and Transamerica Corporation. She is a member of the
               Corporate Public Policy and Environmental Affairs
               Committee.
-------------------------------------------------------------------------


[PHOTO]        RICHARD M. ROSENBERG, age 67, retired. Mr. Rosenberg was
               Chairman of the Board of BankAmerica Corporation from
               January 1996 to May 1996 and was Chairman of the Board and
               Chief Executive Officer from May 1990 to December 1995.
               Mr. Rosenberg has been a Director of SBC since April 1997.
               He served as a Director of PTG from 1994 to 1997. He is a
               Director of Airborne Freight Corporation; BankAmerica
               Corporation; Northrop Grumman Corporation; and Potlatch
               Corporation. He is a member of the Corporate Development
               Committee and the Finance/Pension Committee.
-------------------------------------------------------------------------


[PHOTO]        CARLOS SLIM HELU, age 58, is Chairman of the Board of
               Grupo Carso, S.A. de C.V., Mexico, and since January 1991 has been Chairman of the Board of Telefonos de Mexico, S.A. de C.V., Mexico. Ing. Slim has been a Director of SBC since September 1993. He is a Director of Empresas ICA
               Sociedad Controladora S.A. de C.V.; Philip Morris
               Companies Inc.; and Telefonos de Mexico, S.A. de C.V. He is a member of the Corporate Public Policy and Environmental Affairs Committee and the Finance/ Pension
               Committee.


ADVISORY DIRECTORS
--------------------------------------------------------------------------------

The Board of Directors has appointed the following Advisory Directors:

- Gilbert F. Amelio, age 55, Partner, The Parkside Group, LLC, and Principal, Aircraft Ventures, LLC. Dr. Amelio served as a Director of PTG from 1995 to 1997;

- Jack S. Blanton, age 70, Chairman, Houston Endowment, Inc., and President and Chief Executive Officer of Eddy Refining Company. Mr. Blanton served as a Director of Southwestern Bell Telephone Company from 1977 to 1983 and of SBC Communications Inc. from 1983 to 1997;

- Tom C. Frost, age 70, Senior Chairman of the Board of Cullen/Frost Bankers, Inc. Mr. Frost served as a Director of Southwestern Bell Telephone Company from 1974 to 1983 and of SBC Communications Inc. from 1983 to 1997.

COMPENSATION OF DIRECTORS
--------------------------------------------------------------------------------


Directors who are also employees of SBC or its subsidiaries receive no separate compensation for serving as Directors or as members of Board committees. Directors who are not employees of SBC or its subsidiaries receive a $35,000 annual retainer, $1,500 for each Board meeting attended and $1,200 for each committee meeting attended. Excluding employee Directors, the chairman of each committee receives an additional annual retainer of $5,000. Advisory Directors receive the same retainers, fees and benefits as regular Directors. Directors may elect to take their retainer and fees in the form of SBC common stock or cash.



Directors may elect to defer the receipt of all or part of these retainers and fees into either Stock Units or into a Cash Deferral Account. Each Stock Unit is equivalent to a share of common stock and earns dividend equivalents in the form of additional Stock Units. Stock Units are converted to common stock and paid out at the election of the Director in up to 15 installments after the Director ceases service with the Board. In addition to any deferrals into Stock Units, on the date of each annual meeting of shareowners, each continuing Director also receives an award of Stock Units valued at one-half of the annual retainer. The award for 1997, the initial year of the award, was issued on November 21, 1997. Deferrals into a Cash Deferral Account earn interest during the calendar year at a rate equal to the Moody's Corporate Bond Yield Averages-Monthly Average Corporates for September of the preceding year ("Moody's"). In addition, on the day of each annual meeting, each continuing non-employee Director who joined the Board after November 21, 1997, will receive a grant of Stock Units equal to $13,000, limited to 10 annual grants.



SBC provides each non-employee Director with travel accident insurance while the Director is on SBC business, along with $100,000 of group life insurance. The total premiums during 1997 for these policies were $650 for the travel accident insurance and $9,735 for the group life insurance. Directors also received certain telecommunications services and equipment from subsidiaries of SBC or were reimbursed for such services and equipment provided by other companies. The value of telecommunications services and equipment received, or for which reimbursement was provided, together with amounts necessary to offset the Directors' federal tax liabilities resulting from such services and benefits (as well as state tax liabilities for former PTG Directors), computed at maximum marginal rates, including tax surcharges, averaged $7,576 per non-employee Director in 1997. Employee Directors receive similar services and equipment in connection with their service as officers of SBC.



Non-employee Directors may receive pension payments for life following their retirement from the Board. (As a result of modifications made by the Board, the only Directors eligible to receive this benefit are the Directors who joined prior to 1997. Of those Directors, only four continue to accrue service credits.) Eligible non-employee Directors who serve for at least five years will receive, in quarterly installments, annual amounts equal to 10 percent of the annual retainer in effect at the time of termination of Board service, multiplied by the number of years of service, not to exceed 10 years. If the Director dies prior to the expiration of 10 years from his or her date of retirement, his or her beneficiary will be entitled to receive the payments for the remainder of the 10-year period. If an eligible non-employee Director dies while still serving on the Board, a pre-retirement death benefit will be paid as though the individual had retired on the date of death.


Directors who formerly served on the Board of PTG (which was acquired by SBC on April 1, 1997) do not receive pension benefits from SBC. As part of their service with PTG, these directors previously received PTG Deferred Stock Units, each unit now representing the cash value of a share of SBC common stock, as well as options to purchase common stock of PTG (now SBC common stock) and of AirTouch Communications, Inc. (The AirTouch options were originally issued by PTG in connection with its spin-off of that company.) PTG Deferred Stock Units earn dividend equivalents and are paid out in the form of cash after the retirement of the Director. The PTG Deferred Stock Units were issued in exchange for the waiver by the Directors of certain retirement benefits. The units will vest pro rata each year until the Director has completed seven years of service. For purposes of vesting and payout of the PTG Deferred Stock Units and the period during which the options may be exercised, service on the SBC Board of Directors will be deemed to constitute service on the PTG Board. In addition, PTG Directors were allowed to elect during 1997 to have their prior deferrals of PTG retainers and fees continued until they leave the SBC Board. These deferrals earn a rate of interest equal to Moody's plus 4 percent for deferrals from 1985 through 1992; Moody's plus 2 percent for deferrals from 1993 through 1995; and for deferrals after 1995, the 10-year Treasury Note average for the month of September for the prior year plus 2 percent. During the last quarter of 1997 or the first quarter of 1998, the SBC Directors who previously served on the PTG Board exercised all of their options to purchase AirTouch stock from PTG. All the AirTouch shares were immediately resold by the Directors.



Two members of Mr. Gallegos' and one member of Mr. Quigley's immediate families were employed by subsidiaries of PTG, and were paid a total of approximately $362,000 in 1997. Amounts paid to these employees are comparable to compensation paid to other employees performing similar job functions.



In 1997, PTG and its subsidiaries obtained legal services from the law firm of Pillsbury Madison & Sutro LLP, of which Ms. Rembe is a partner, on terms which SBC believes were as favorable as would have been obtained from unaffiliated parties.

COMMON STOCK OWNERSHIP OF
DIRECTORS AND OFFICERS

SBC DIRECTORS AND NAMED OFFICERS


The following table sets forth the beneficial ownership of SBC common stock as of February 19, 1998 (including shares acquired under the SBC Savings Plan through December 31, 1997), held by each Director (other than Advisory Directors) and each officer named in the Compensation Charts on pages 25-27. As of that date, each Director and officer listed below, and all Directors and executive officers as a group, owned less than one percent of the outstanding SBC common stock. Except as noted below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

--------------------------------------------------------------------------------


                               TOTAL SBC
       NAME OF            BENEFICIAL OWNERSHIP
  BENEFICIAL OWNER    (INCLUDING OPTIONS)(1)(2)(3)
--------------------------------------------------
Clarence C.
  Barksdale(4)                    3,732
James E. Barnes                   3,001
August A. Busch III              19,627
Ruben R. Cardenas                14,117
William P. Clark                  8,845
Martin K. Eby, Jr.               12,001
Herman E. Gallegos                9,330
Jess T. Hay                      10,001
Bobby R. Inman                    1,601
Charles F. Knight                 7,001
Mary S. Metz                      9,216
Haskell M. Monroe,
  Jr.                             5,900
Toni Rembe                        8,827



                               TOTAL SBC
       NAME OF            BENEFICIAL OWNERSHIP
  BENEFICIAL OWNER    (INCLUDING OPTIONS)(1)(2)(3)
--------------------------------------------------
S. Donley Ritchey                  10,110
Richard M. Rosenberg                4,548
Carlos Slim Helu                    1,001
Patricia P. Upton                   2,541
Edward E. Whitacre,
  Jr.                           1,211,924
Royce S. Caldwell                 232,348
Charles E. Foster                 250,371
James D. Ellis                    223,835
William E. Dreyer                 198,405
All executive
officers and
Directors as a group
(consisting of 27
persons, including
those named above):             2,882,217


--------------------------------------------------------------------------------


(1) This does not give effect to a 2-for-1 stock split, effected in the form of a stock dividend, payable March 19, 1998.


(2) Includes presently exercisable stock options and stock options which will become exercisable within 60 days of the date of this table. The following Directors and officers hold the number of options set forth following their respective names: Judge Clark -- 7,310; Mr. Gallegos -- 7,310; Dr.
    Metz -- 7,310; Ms. Rembe -- 6,579; Mr. Ritchey -- 7,310; Mr.
    Rosenberg -- 2,924; Mr. Whitacre -- 937,717; Mr. Caldwell -- 201,852; Mr. Foster -- 225,723; Mr. Ellis -- 176,529; Mr. Dreyer -- 161,218; and all
    executive officers and Directors as a group -- 1,881,066.


(3) Included in "Total SBC Beneficial Ownership," reported in the above table, are 1,000 restricted shares held by each non-employee Director (other than Judge Clark, Mr. Gallegos, Dr. Metz, Ms. Rembe, Mr. Ritchey and Mr. Rosenberg), each of whom has sole voting power but no investment power until the lapse of the restrictions. Also included are shares held in an employee benefit plan for the following persons, who have sole voting power but no investment power with respect to the number of shares set forth following their respective names: Mr. Whitacre -- 576; Mr. Caldwell -- 194; Mr.
    Foster -- 672; Mr. Ellis -- 605; and Mr. Dreyer -- 54. In addition, the following persons share voting and investment power with other persons with respect to the number of shares set forth following their respective names:
    Mr. Barnes -- 2,000; Mr. Busch -- 4,900; Judge Clark -- 438; Dr.
    Monroe -- 4,785; Mr. Rosenberg -- 892; Mr. Whitacre -- 15,834; Mr.
    Caldwell -- 8,122; Mr. Foster -- 7,750; Mr. Ellis -- 5,870; and Mr.
    Dreyer -- 6,514.


(4) Also owns 2,000 shares of Southern New England Telecommunications.

VOTING


Each share of SBC common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. Directors are elected by a plurality of the votes cast; the proposal to increase the number of authorized shares will require the affirmative vote of a majority of the outstanding shares under Delaware law. All other matters will be determined by a majority of the votes cast. Shares represented by proxies marked "withhold authority" with respect to the election of one or more nominees as Directors, by proxies marked "abstain" on other proposals, and by proxies marked to deny discretionary authority on other matters will not be counted in determining the vote obtained on such matters. However, proxies marked "abstain" on the proposal to increase the number of authorized shares will have the same effect as a vote "against" the proposal. If no directions are given and the signed card is returned, the members of the Directors' Proxy Committee will vote the shares for the election of all listed nominees, in accordance with the Directors' recommendations on the other subjects listed on the proxy card, and at their discretion on any other matter that may properly come before the meeting. Under the rules of the New York Stock Exchange, on certain routine matters, brokers may, at their discretion, vote shares they hold in "street name" on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of directors, the ratification of the appointment of the independent auditor, and the proposal to increase the number of authorized shares, but not shareowner proposals. In instances where brokers are prohibited from exercising discretionary authority (so-called "broker non-votes"), the shares they hold are not included in the vote totals and, therefore, have no effect on the vote.


ELECTION OF DIRECTORS

(ITEM 1 ON PROXY CARD)

The following Group B Directors have been nominated by the Board of Directors on the recommendation of the Human Resources Committee for election to three-year terms of office that will expire at the 2001 Annual Meeting:

        August A. Busch III             Jess T. Hay
        Royce S. Caldwell               Bobby R. Inman
        Herman E. Gallegos              S. Donley Ritchey

Shares represented by the accompanying form of proxy will be voted for the election of the nominees unless other instructions are shown on the proxy card or provided through the telephone proxy. If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.


YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITS NOMINEES LISTED AS GROUP B DIRECTORS.

RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITOR

(ITEM 2 ON PROXY CARD)


Subject to shareowner ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP to serve as independent auditor of SBC for the fiscal year ending December 31, 1998. This firm has audited the accounts of SBC since 1983 and the accounts of Southwestern Bell Telephone Company for many years. If shareowners do not ratify this appointment, the Board will consider other independent auditors. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to questions.



YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE


APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR.



AMENDMENT OF SBC's RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK


(ITEM 3 ON PROXY CARD)

Your Board of Directors has unanimously approved and proposes and recommends the adoption of an amendment to SBC's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 2.2 billion shares to 7.0 billion shares. No increase is proposed in the number of preferred shares that are currently authorized.

The first paragraph of Article Five of the Restated Certificate of Incorporation would be amended to read as follows:

                                  ARTICLE FIVE

            The aggregate number of shares which the corporation is authorized to issue is 7,010,000,000 shares, consisting of 7,000,000,000 common shares having a par value of $1 per share and 10,000,000 preferred shares having a par value of $1 per share.

At the time of your Company's divestiture from AT&T in 1984, your Company had approximately 97 million shares of common stock outstanding, out of an authorized 350 million shares. In 1987 and 1993, respectively, SBC declared 3-for-1 and 2-for-1 stock splits (each effected in the form of a stock dividend). In 1988 and 1996, respectively, the shareowners approved increases in the authorized common shares, first to 1.1 billion, then to 2.2 billion. Following these increases, SBC issued 300 million shares in connection with the acquisition of Pacific Telesis Group in 1997, raising the outstanding shares to approximately 919 million.


Recently, your Directors declared another 2-for-1 split, payable March 19, 1998, to shareowners of record on February 20, 1998. After this split, your company will have approximately 1.84 billion shares outstanding out of an authorized 2.2 billion, making further such stock splits unavailable without an increase in the number of authorized shares.



Therefore, in order to have sufficient number of shares of common stock available for issuance in connection with subsequent stock splits, acquisitions, financings, compensation and benefit plans and other proper corporate purposes, your Directors recommend increasing the number of authorized shares. Although the Company has no specific plans at this time for the use of the additional common stock, having such additional authorized shares available for issuance in the future would give the Company greater flexibility and would allow such shares to be issued without the expense and delay of a special shareowners' meeting. The additional common stock would be identical to the common stock the Company now has authorized. Holders of common stock do not have preemptive rights to subscribe to additional securities which may be issued by the Company. Although the Board has no present intention of doing so, the additional shares of common stock could be used to make it more difficult to effect a change in control of the Company. The Company has other defenses available against coercive or unfair acts of third parties that are designed to effect a change in control of the Company. Presently, the Board knows of no such attempt to obtain control of the Company.



YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT OF ARTICLE FIVE OF SBC'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

OTHER PROPOSALS



Certain shareowners have advised the Company that they intend to introduce at the 1998 Annual Meeting the proposals set forth below. The names and addresses of, and the number of shares owned by, each such shareowner will be provided upon request to the Secretary of the Company.


SHAREOWNER PROPOSAL A

(ITEM 4 ON PROXY CARD)

Resolved: SBC, hereafter referred to as the corporation, shall obtain shareholder consent/approval for political contributions in excess of $10,000.00 annually to a political party. Be it further resolved that the corporation shall publish in its annual report to shareholders a list of political contributions for the previous 12 month period.

SHAREOWNER'S SUPPORTING STATEMENT

The Corporation, through its Board of Directors, contributes many thousands of dollars to the political process in an effort to influence political decisions dealing with a variety of items ranging from socio-economic issues to environmental factors.

Oftentimes, an individual shareholder may differ with the corporate view toward the above issues. But, by virtue of ownership of shares, the shareholder is giving tacit approval to the Directors to contribute to a political party which is in opposition to the shareholder's individual views.

At the very least, a shareholder of a public-traded corporation is entitled to know where and when his/her views differ from the corporate view regarding the political process and its bearing on socio-economic and environmental factors.

This proposal would reveal any differences between the shareholder's individual views and corporate activity in the political process. Consequently, the shareholder would have an opportunity to defend his/her views by taking appropriate action.

Without this proposal, a corporate decision to support a political party could be tantamount to coercive cooptation of shareholders in accepting or supporting a political party contrary to a shareholder's individual view.

The publication of political contributions should be in tandem with a limit on political contributions of $10,000.00. The $10,000.00 limit will help abate "influence peddling". Huge corporate contributions to a political party (referred to as "soft money") are ultimately and indirectly used to buy influence on a particular issue from a candidate (referred to as "hard money"). Until such a time that effective campaign finance laws are enacted (which appears remote at this junction) shareholders must initiate action at the grass roots level in order to curb the abuse of corporate contributions to the political process.

A past statesman cautioned us on this subject: All that remains to insure corrupt government is for all good (wo)men to do nothing. The words may not be the exact quotation, but the message is clear: sit on your rights too long and you may lose the privilege to exercise them.

If shareholders fail to act on this proposal, its failure could seriously undermine the principle of "One (wo)man -- one vote!"

If shareholders wish to contribute or participate in the political process, most of us are mature enough to do so on an individual basis. We should not be subjected to coercive cooptation in supporting a political party which stands in opposition to our individual beliefs.


YOUR DIRECTORS' POSITION


The Company's expenditures in support of federal and state government affairs and activities on legislative and regulatory matters are a legitimate business expense. The Company takes positions with respect to proposed legislation and ballot measures which could affect the business activities of the Company and the shareowners' investment in it. It communicates such positions in a variety of ways, including testimony before congressional and other legislative committees, articles in company publications which shareowners receive, and occasionally, special letters to shareowners.

The Company also makes contributions to political candidates and to political parties, which are fully in keeping with applicable laws. Further, employees who wish to participate in the political process are given the opportunity to do so by contributing to candidates through Company sponsored Political Action Committees ("PACs").


This proposal would require the Company to publish in its annual report to shareowners a list of political contributions for the previous 12 month period. As required by applicable federal and state election laws, information about political contributions made by the Company and PACs is already publicly available. Therefore, information about political expenditures is available without the need for your Company and its shareowners to expend funds on unnecessary and unwarranted publications.


The proposal would also require that shareowners give advance approval of political contributions. The political climate constantly changes, and since the shareowners only meet annually, this would create an unnecessary burden on the Company's ability to participate in the political process; a burden not shared by companies with whom it competes. This participation is vital to the Company and its shareowners and should not be impeded by unneeded and cumbersome restrictions.

Your Directors believe that this proposal would result in publishing information that is already publicly available, create an unnecessary expense, and would unnecessarily restrict the Company's participation in the political arena.


YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS SHAREOWNER PROPOSAL.

SHAREOWNER PROPOSAL B

(ITEM 5 ON PROXY CARD)


RESOLVED; We the stockholders assembled in person and by proxy, do hereby request that the Board of Directors take the necessary steps so that (i) the pensions currently granted to "outside" directors be reviewed with an eye towards their cancellation and (ii) no such pensions be granted in the future, nor increased if granted, without the direct and specific vote of such stockholders assembled in Annual Meeting.


SHAREOWNER'S SUPPORTING STATEMENT

REASONS; Although it was commonplace some years ago for "outside" directors to be pensioned, these people are employees of the stockholders and not the Company. These ladies and gentlemen are currently being handsomely remunerated for their services in the form of retainers, per diems, and expenses, for their work for the Company. Further, these same ladies and gentlemen are otherwise employed, or retired with pensions, and are being paid for their services at the place of primary employment. Such "double dipping" is not in the interests of we, the stockholders and owners of the Corporation, nor fair to us. While we certainly require top talent as our directors, there are many corporations today, despite what management may say to the contrary, where this practice is not permitted, and numerous others where it has been voluntarily withdrawn.


Your vote in favor is requested.



YOUR DIRECTORS' POSITION



While the Company believes that its Retirement Plan for Non-Employee Directors was, at one time, an appropriate part of the compensation program for Directors, the Company took action last year to eliminate pensions for outside Directors by limiting eligibility for pension benefits under the Retirement Plan to current Directors. Specifically, those individuals who became Directors in 1997 or subsequently will not be eligible for a pension. While your Directors believe that the actions taken in 1997 to eliminate pensions complies with the intent of this proposal, the Board intends to keep its commitment to provide pension benefits to those outside directors who joined the Board before 1997.



The proponent alleges that Directors probably have other retirement benefits and should not be "double dipping." However, since the benefits provided by the Company to non-employee Directors relate solely to the services they provide to the Company, their receipt of benefits from others is irrelevant.



Your Directors believe the Company's shareholders are best served by having talented, experienced and committed individuals serving as Directors. To attract and retain such individuals, the Company must provide a compensation package that is comparable with compensation packages provided by other major U.S. companies. While this plan met those needs at one time, your Directors believe it is no longer needed as part of the Company's compensation package. Accordingly, your Board ceased participation by future Directors in a way that did not unfairly prejudice the directors who joined the Board while the plan was a part of the Board compensation package.



YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS SHAREOWNER PROPOSAL.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Human Resources Committee, composed entirely of independent, outside Directors, is responsible for establishing and administering SBC's policies involving the compensation of officers. No employee of SBC serves on this committee. During the 1997 fiscal year, the members of the Human Resources Committee were (and are currently): Jess T. Hay (Chairman since April 1, 1997), August A. Busch III, Admiral Bobby R. Inman and S. Donley Ritchey. Mr. Busch is Chairman of the Board and President of Anheuser-Busch Companies, Inc., where Mr. Whitacre also serves as a member of the Board of Directors.

EXECUTIVE COMPENSATION

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

Responsibilities of the Human Resources Committee (the "Committee") of the Board of Directors include establishing policies governing the compensation of officers of SBC and certain key executives of its subsidiaries. The Committee is composed of four non-employee Directors.

The Committee's principal objective in establishing compensation policies is to develop and administer a comprehensive program designed to attract and retain outstanding managers who are most likely to enhance the profitability of SBC and create value for our shareowners. The policies are designed to attract and retain high-quality executives, to encourage them to make career commitments to SBC and to accomplish SBC's short and long term objectives. To achieve these results, the Committee, in consultation with a nationally recognized compensation and benefits consulting firm, has developed a compensation program that combines annual base salaries with annual and long term incentives principally tied to the performance of SBC and SBC's common stock. The principles used by the Committee in developing the program include the following:

- In order to align the financial interests of SBC's executives with those of SBC and its shareowners, a significant portion of executive compensation should be "at risk" and tied to the achievement of certain short and long term performance objectives of SBC.

- Ownership of SBC's common stock by executives should be encouraged through SBC's compensation program.

- Sustained superior performance by individual officers that enhances the profitabitity of SBC should be recognized and appropriately rewarded. As measured by the Committee, such performance may include increasing revenues, reducing expenses, efficiently deploying capital, and improving service and product quality, while always complying with the high ethical standards established by SBC for the conduct of its officers and employees.

The Committee is responsible for approving the compensation of officers of SBC, including the Named Officers (defined below), and certain officers of subsidiaries.

ANNUAL BASE SALARY The Committee has established a policy that annual base salaries for officers will be market-based; that is, the salaries will relate reasonably to salaries for similar positions in the 50th percentile of a group of companies with similar revenues (the "Comparator Group"), developed in consultation with the Committee's outside compensation consultant. The majority of the companies selected for salary comparison purposes are companies having telecommunications or related operations for which compensation information is available. Accordingly, the Comparator Group includes, among others, the companies in the Stock Performance Graph on page 32. The Committee may, at its discretion, choose to pay above the 50th percentile of the market because of sustained superior performance or to meet significant needs of the Company.


INCENTIVES In order to create incentives for superior efforts on behalf of SBC and to allow employees to share in the very success for which they are responsible, the Committee has determined that a significant portion of each officer's total compensation shall be dependent upon the annual and long term performance of SBC.


Annual Incentives During 1997, officers and other key executives of SBC and certain subsidiaries received annual incentives under either the Short Term Incentive Plan ("STIP") or the 1996 Stock and Incentive Plan ("SIP"). The latter plan allows certain compensation paid to Named Officers to be deductible under
Section 162(m) of the Internal Revenue Code (discussed below). Under each plan, the Committee awards an annual bonus contingent upon the yearly performance of the SBC business to which the officer is assigned.



Under each plan, a target award for each officer and the specific performance objectives applicable to the officer, composed of "value added" objectives, are established at the beginning of the year. The term "value added" refers to after-tax cash operating profit less depreciation and less a capital charge. The value added objectives are designed to encourage employees to focus on exceeding a specified level of return. Under the STIP, the targets are set with a view toward making an officer's combined target award and base salary fall between the 50th and 75th percentile of the Comparator Group, as determined by the Committee's outside compensation consultant. Officers receive their full target awards if their respective value added objectives are met; however, the formula driven portion of the award is capped at 100 percent of the target amount. If less than the value added objectives is achieved, the target awards are forfeited or, at a minimum, reduced in progressively increasing proportions. The Committee has discretion to award individual officers additional awards based upon the performance of SBC and its subsidiaries, an overall evaluation of each officer's performance and/or the contribution of the officer to increasing shareowner value.



Officers who participated in the SIP had their target awards set with the view of having the total of base salary and 50 percent of the officer's target award fall between the 50th and 75th percentile of the Comparator Group. The Committee intends that if the Company's objectives are achieved, the officer will receive at least 50 percent of the officer's target award; if less than the stated objectives is achieved, the award will be forfeited or, at a minimum, the target award will be reduced in progressively increasing proportions. In addition, based on the officer's performance during the year, the Committee may increase or decrease the award, but not beyond the target award amount. The Committee may also make annual discretionary awards in addition to any awards under the plan.


The Committee has determined that the performance objectives were met or exceeded by all of the Company's executive officers, excluding, in one case, where the expenditures related to a relocation and consolidation of certain business functions were not contemplated in setting the target. The Committee is pleased to report that in an extraordinarily challenging year, the Company's results exceeded the Committee's expectations and reflected exceptional performances by all the executive officers. Accordingly, the Committee made additional discretionary awards beyond the target award based upon individual performance.


Long Term Incentives Since its inception, SBC has provided stock-based long term incentives to officers and other key executives of SBC and certain subsidiaries in the form of performance shares and stock options.


Performance shares are designed to tie the executive's financial interests to those of our shareowners through the establishment of long term performance awards and the payment of awards in common stock and/or in cash based upon the price of common stock. Performance shares are granted under the 1996 Stock and Incentive Plan (prior to 1996, they were granted under the Senior Management Long Term Incentive Plan). Performance shares are designed to provide rewards for the achievement of SBC's value added goals as well as increases in the price of SBC's common stock. Each officer, including each of the Named Officers, is granted a specific number of performance shares, each equivalent in value to a share of common stock. At the end of the performance period, a percentage of the performance shares, not to exceed 100 per cent of the performance shares granted, is paid out (i.e., converted into common stock and/or cash), based on the achievement of SBC's earnings and/or value added goals over a three- (or two-) year period. No awards are paid out if SBC fails to achieve certain minimum earnings and/or value added requirements. The Committee also recognizes the importance of stock options as a means to further tie the executive's financial interests directly to those of our shareowners. The Committee uses stock options to link the executives' and shareowners' interests by basing a portion of the executives' compensation on the performance of SBC's common stock. To strengthen the linkage between executives and shareowners, the Committee granted stock options to all managers, including all of the Named Officers, during the year. The target value of the regular long term grants (combined value of performance shares and stock options) made in 1997 was designed to relate reasonably to the value of all long term type awards made to the 75th percentile of employees holding similar positions with companies in the Comparator Group, as determined by the Committee's outside compensation consultant. In addition to the foregoing awards, the Committee, at its discretion, may grant additional performance shares to persons who have exhibited superior performance during the prior year (these additional performance shares generally have two-year performance periods). During 1997, Mr. Whitacre received such an award. Also during 1997, the Committee made special grants of options, in addition to the foregoing grants, to certain officers of

SBC and its subsidiaries, including the Named Officers, that vest in 4 years or upon the attainment of certain earnings per share goals.


In 1997, SBC's officers received the payout of their performance share awards for the 1994-1996 and 1995-1996 performance periods. The Committee determined that during these performance periods SBC exceeded the value added goals set by the Committee. In accordance with a predetermined formula, 100 percent of the target numbers of units granted to the officers were distributed. Each of the Named Officers elected to receive his award half in common stock and half in cash.



SBC now faces extraordinary new challenges in the telecommunications industry resulting from legislative and industry changes as well as from the dramatic increase in the size and scope of SBC's operation. SBC senior managers are widely recognized as being among the most qualified and talented leaders in the telecommunications industry, and from time to time they receive inquiries and offers from competitors, sometimes successfully, who seek to hire them away from SBC. Your Committee considers it vital to the future success of SBC and its shareowners that certain key officers be adequately rewarded for their past and current success and performance and be given sufficient incentive to remain in SBC's employ at this crucial period. As a result, your Committee made special retention awards of restricted stock to certain key officers, including the Named Officers. One-third of the restricted stock will vest and be issued to the officers each year beginning on the third anniversary of the grant.


The Company also provides several alternatives for its managers to invest a portion of their salaries and annual incentive awards in SBC common stock, thereby giving these managers an even greater stake in the performance of SBC. One such opportunity is the Stock Savings Plan, under which middle level and above managers may receive stock options based upon the number of shares purchased under the program through payroll deductions.


During 1997, SBC completed its historic acquisition of Pacific Telesis Group, including Pacific Bell and Nevada Bell. This transaction permits SBC to provide landline telecommunications, wireless, and related services in California and Nevada. The Committee commends the officers and employees of SBC and Pacific Telesis in making the acquisition a successful and profitable transaction for the shareowners of SBC. Integration of the two companies has been executed on a timely basis with excellent results for the Company and its shareowners.



COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER The foregoing principles and policies were applied by the Committee in determining the compensation for the Chairman of the Board and Chief Executive Officer, Mr. Whitacre, for the last fiscal year. The Committee established Mr. Whitacre's annual base salary for 1997, targeted to the median base salary paid by companies in the Comparator Group.


Mr. Whitacre's annual incentive bonus for 1997 was determined under the 1996 Stock and Incentive Plan as described above. The Committee determined that in 1997, Mr. Whitacre's personal performance was excellent, exceeding his value-added performance objective. Under Mr. Whitacre's leadership, SBC has continued to achieve outstanding financial results while positioning itself for future growth opportunities. Most notably, Mr. Whitacre led SBC through the merger with Pacific Telesis - one of the largest business mergers in U.S. history - which brought SBC into attractive new markets and provided exceptional opportunities for growth. Following completion of the merger, Mr. Whitacre guided a swift but comprehensive analysis of the merger's potential for value creation. That analysis identified opportunities to add $1 billion in net income by the year 2000, and by late 1997 efforts to realize those opportunities were well underway.

Also in 1997, Mr. Whitacre led the Company's identification and analysis of growth opportunities, which resulted in the announcement, on January 5, 1998, of an agreement to acquire Southern New England Telecommunications Corporation, an initiative that is intended to further strengthen the Company's competitive position in key markets.

The Committee believes that Mr. Whitacre's performance was instrumental in SBC's being named the world's most admired telecommunications Company in a poll of industry executives and analysts conducted by Fortune magazine. Because of the crucial role Mr. Whitacre has played in the continuing leadership and success of SBC, the Committee determined that Mr. Whitacre's annual incentive award should be $3.3 million for 1997. As part of the special retention grant made to certain officers, described above under "Long Term Incentives," the Committee granted Mr. Whitacre 50,000 phantom stock units (each convertible into a cash value equal to one share of stock) and 100,000 shares of restricted stock.

Mr. Whitacre, along with other Named Officers, received stock options, performance shares and restricted stock. These matters are discussed above under "Long Term Incentives."

LIMIT ON DEDUCTIBILITY OF CERTAIN COMPENSATION In 1993, Congress adopted legislation that prohibited publicly held companies, such as SBC, from deducting certain compensation paid to a Named Officer that exceeds one million dollars during the tax year. To the extent compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the shareowners, the compensation is not included in the computation of the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of SBC and its shareowners, to attempt to qualify such compensation as tax deductible. Notwithstanding this, the Committee will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations would compromise the interests of shareholders.

THE HUMAN RESOURCES COMMITTEE:

Jess T. Hay, Chairman                      August A. Busch III
Admiral Bobby R. Inman                     S. Donley Ritchey

SUMMARY
COMPENSATION
TABLE The table below contains information concerning annual and long term compensation provided to the Chairman of the Board and Chief Executive Officer and the other most highly compensated executive officers of SBC (the "Named Officers").



                                                                  ANNUAL COMPENSATION
                                                          ------------------------------------

                             NAME AND                                             OTHER ANNUAL
                        PRINCIPAL POSITION         YEAR    SALARY      BONUS      COMPENSATION
                 EDWARD E. WHITACRE, JR.           1997   $975,000   $3,300,000     $407,455
                   Chairman of the Board and
                     Chief                         1996   $900,000   $2,500,000     $259,355
                     Executive Officer             1995   $825,000   $1,500,000     $285,338
                 ROYCE S. CALDWELL                 1997   $476,980   $1,054,000     $169,297
                   President-SBC Operations        1996   $434,980   $  854,000      $92,508
                                                   1995   $380,000   $  450,000      $91,970
                 CHARLES E. FOSTER                 1997   $425,980   $  550,000     $107,577
                   Group President-SBC             1996   $388,980   $  512,000      $65,133
                                                   1995   $321,000   $  260,040      $59,914
                 WILLIAM E. DREYER                 1997   $376,980   $  550,000     $125,632
                   Senior Executive Vice
                     President-                    1996   $356,980   $  532,500      $76,413
                     External Affairs              1995   $330,000   $  423,000      $73,938
                 JAMES D. ELLIS                    1997   $372,980   $  600,000     $124,434
                   Senior Executive Vice
                     President                     1996   $347,980   $  492,800     $102,139
                     and General Counsel           1995   $315,000   $  350,400      $85,055

                                                          LONG TERM COMPENSATION
                                                   -------------------------------------
                                                            AWARDS             PAYOUTS
                                                   ------------------------   ----------
                                                                 NUMBER OF
                                                   RESTRICTED    SECURITIES                ALL OTHER
                             NAME AND                 STOCK      UNDERLYING      LTIP       COMPEN-
                        PRINCIPAL POSITION         AWARD(S)(1)   OPTIONS(2)   PAYOUTS(3)   SATION(4)
                 EDWARD E. WHITACRE, JR.           $8,737,500     344,920     $2,232,082    $54,429
                   Chairman of the Board and
                     Chief                                  0     160,040     $2,876,953    $49,773
                     Executive Officer                      0     219,490     $2,200,090    $45,195
                 ROYCE S. CALDWELL                 $2,912,500     165,848     $  677,116    $25,077
                   President-SBC Operations                 0      48,645     $  615,218    $22,669
                                                            0      53,954     $  436,989    $20,555
                 CHARLES E. FOSTER                 $2,912,500     100,127     $  363,522    $22,580
                   Group President-SBC                      0      51,378     $  531,165    $17,856
                                                            0      59,367     $  441,073    $17,467
                 WILLIAM E. DREYER                 $2,912,500      77,749     $  506,447    $17,280
                   Senior Executive Vice
                     President-                             0      31,210     $  712,554    $16,320
                     External Affairs                       0      31,676     $  591,530    $15,840
                 JAMES D. ELLIS                    $2,912,500      87,663     $  465,049    $18,975
                   Senior Executive Vice
                     President                              0      40,882     $  630,932    $17,513
                     and General Counsel                    0      33,390     $  523,876    $16,537



          (1) This column represents the grant date value of restricted stock and phantom stock units awarded to the Named Officers. These awards will vest and be issued and paid out over a three year period beginning June 3, 2000. The number of shares or units granted, and their values as of December 31, 1997, are as follows:
              Mr. Whitacre has 100,000 restricted shares valued at $7,325,000 and 50,000 phantom stock units valued at $3,662,500; Messrs. Caldwell, Dreyer, Ellis, and Foster each have 50,000 restricted shares valued at $3,662,500. Dividends or dividend equivalents are paid on all restricted stock and phantom stock units.


          (2) After giving effect to a 2-for-1 stock split, payable March 19, 1998, the number of options granted will be doubled in order to avoid any dilution or increase in value resulting from the stock split.


          (3) The long term incentive award payouts are for the 1994-1996 and 1995-1996 performance periods. All the Named Officers elected to receive 50% of their awards in stock and 50% in cash. During the same time, the market price of SBC common stock rose from $41.50 on December 31, 1993 (adjusted for May 1993 stock split) to $51.875 on December 30, 1996, resulting in an increase in the value of common stock held by our shareowners of approximately $6.4 billion.


          (4) All Other Compensation for 1997 reflects benefits imputed to the Named Officers with respect to premiums on SBC-owned life insurance, as determined in accordance with IRS guidelines. For Messrs. Whitacre, Caldwell, Ellis, and Foster these amounts were $7,629, $2,997, $1,887, and $2,948, respectively. All other amounts reported under this heading represent employer matching contributions made to employee benefit plans.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
--------------------------------------------------------------------------------

The purpose of the following table is to report exercises of stock options and stock appreciation rights ("SARs") by the Named Officers during 1997 and the value of their unexercised stock options and SARs as of December 31, 1997. None of the Named Officers exercised stock options during 1997. SBC has not issued any SARS to the Named Officers.


                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                     OPTIONS AT FISCAL          IN-THE MONEY OPTIONS AT
                         SHARES                         YEAR END(1)               FISCAL YEAR END(2)
                        ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                   ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Edward E. Whitacre,
  Jr.                    0.0000         $0        932,092        494,920      $30,580,455    $9,798,284
Royce S. Caldwell        0.0000         $0        199,239        209,847      $ 6,358,908    $4,028,363
Charles E. Foster        0.0000         $0        223,398        140,126      $ 7,093,361    $2,726,513
William E. Dreyer        0.0000         $0        160,013        106,748      $ 5,317,478    $2,089,591
James D. Ellis           0.0000         $0        174,460        116,662      $ 5,666,921    $2,240,517



(1) After giving effect to a 2-for-1 stock split, payable March 19, 1998, the number of options granted will be doubled and their respective exercise prices halved in order to avoid any dilution or increase in value resulting from the stock split.



(2) "Value of Unexercised In-the-Money Options" figures are based on the year end, December 31, 1997, SBC common stock price of $73.25.



LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

--------------------------------------------------------------------------------


The table below reports performance shares granted under the 1996 Stock and Incentive Plan.



                                                                      ESTIMATED FUTURE PAYOUTS
                          NUMBER OF       PERFORMANCE OR OTHER   UNDER NON-STOCK PRICE-BASED PLANS
                       SHARES, UNITS OR       PERIOD UNTIL       ----------------------------------
NAME                     OTHER RIGHTS     MATURATION OR PAYOUT   THRESHOLD      TARGET      MAXIMUM
Edward E. Whitacre,
  Jr.                       25,049             1997-1999          21,292        25,049      25,049
                            13,333             1997-1998          11,333        13,333      13,333
Royce S. Caldwell           11,089             1997-1999           9,426        11,089      11,089
Charles E. Foster            6,565             1997-1999           5,580         6,565       6,565
William E. Dreyer            6,124             1997-1999           5,205         6,124       6,124
James D. Ellis               5,841             1997-1999           4,965         5,841       5,841



This table reports performance shares granted to the Named Officers during the last fiscal year, applicable to the performance periods indicated. Each performance share is equivalent in value to one share of SBC common stock. After giving effect to a 2-for-1 stock split, payable March 19, 1998, the number of performance shares reflected in the table will be doubled in order to avoid any dilution or increase in value resulting from the stock split. At the end of a performance period, a percentage of the performance shares is converted into cash and/or SBC common stock, based upon the achievement of certain value added performance levels. Value added is defined as after-tax cash operating profit less depreciation and less a capital charge.


The performance levels are set on a yearly basis, and the extent to which a performance level is met or exceeded is expressed as a percentage. The annual percentages are then averaged over the term of each performance period to determine the percentage of performance shares which may be converted and paid out. The maximum number of performance shares that may be converted at the end of a performance period may not exceed 100% of the target number of performance shares.

OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

The table below contains the estimated present value of the stock options as of their issue date. The first and fourth options set forth opposite each name were issued under a plan where middle level and above managers receive options based on the number of shares purchased.


                         NUMBER OF
                         SECURITIES   PERCENT OF TOTAL
                         UNDERLYING   OPTIONS GRANTED    EXERCISE OR BASE
                          OPTIONS     TO EMPLOYEES IN          PRICE         EXPIRATION     GRANT DATE
         NAME            GRANTED(1)    FISCAL YEAR(4)        ($/SHARE)          DATE      PRESENT VALUE
Edward E. Whitacre, Jr.     5,625          0.03%              $54.375           2/3/07      $   71,325
                          152,250(2)       0.94%              $55.000           5/1/07      $1,997,520
                          181,820(3)       1.13%              $55.625           5/2/07      $2,236,386
                            5,225          0.03%              $58.375           8/1/07      $   79,054
Royce S. Caldwell           2,613          0.02%              $54.375           2/3/07      $   33,133
                           69,860(2)       0.43%              $55.000           5/1/07      $  916,563
                           90,910(3)       0.56%              $55.625           5/2/07      $1,118,193
                            2,465          0.02%              $58.375           8/1/07      $   37,295
Charles E. Foster           2,325          0.01%              $54.375           2/3/07      $   29,481
                           39,860(2)       0.25%              $55.000           5/1/07      $  522,963
                           45,450(3)       0.28%              $55.625           5/2/07      $  559,035
                           12,492          0.08%              $58.375           8/1/07      $  189,004
William E. Dreyer           1,205          0.01%              $54.375           2/3/07      $   15,279
                           30,000(2)       0.19%              $55.000           5/1/07      $  393,600
                           45,450(3)       0.28%              $55.625           5/2/07      $  559,035
                            1,094          0.01%              $58.375           8/1/07      $   16,552
James D. Ellis              2,069          0.01%              $54.375           2/3/07      $   26,235
                           30,000(2)       0.19%              $55.000           5/1/07      $  393,600
                           45,450(3)       0.28%              $55.625           5/2/07      $  559,035
                           10,144          0.06%              $58.375           8/1/97      $  153,479


References to grants A, B, C, and D in the following discussion correspond to first, second, third, and fourth grants of options, respectively, listed opposite the name of each of the Named Officers. The option values in the table represent the estimated present value of the options as of their issue date. These values were determined by a nationally recognized compensation and benefits consulting firm in accordance with the Black-Scholes option valuation model. The significant assumptions incorporated in the Black-Scholes in estimating the value of the options include the following:

   Options were issued with an exercise price equal to the fair market value of stock on the date of issuance. The term of each option is 10 years (unless otherwise shortened or forfeited due to termination of employment), but no option may be exercised during the 12-month period following the date of issuance.


   The model assumed an interest rate of 6.42 percent in calculating the value of the options in grant A, 6.71 percent for grants B and C, and 6.30 percent for grant D. These interest rates represent the interest rates on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the option term. Volatility was calculated using daily stock prices for the one-year period prior to the grant date, resulting in volatility of 20.437 percent for grant A, 21.598 percent for grant B, 21.587 percent for grants C, and 24.201 percent for grant D. The model reflected annual per share dividends at the date of issuance of $1.72 per share for grant A and $1.79 per share for grants B, C and D.



   The present values of the options were reduced approximately 7.82 percent for grant B and 15.07 percent for grant C to reflect the probability of forfeiture due to termination prior to vesting, and 16.68 percent for grant A, 10.12 percent for grant B, 9.37 percent for grant C, and 15.55 percent for grant D, to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

The ultimate value of the options will depend on the future market price of SBC's common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of SBC's common stock over the exercise price on the date the option is exercised.


(1) After giving effect to a 2-for-1 stock split, payable March 19, 1998, the number of options granted will be doubled and their respective exercise prices halved in order to avoid any dilution or increase in value resulting from the stock split.


(2) One-third of these options vest on each anniversary of the grant. As of December 31, 1997, none of these options have vested.


(3) These options vest on the earlier of May 2, 2001, or the date on which SBC reports certain earnings per share results.


(4) Percentages are based on 16,115,229 options granted to employees in 1997.



PENSION PLANS



SBC has a noncontributory pension plan for employees known as the SBC Pension Benefit Plan. Beginning June 1, 1997, management participants, including executive officers, are entitled to receive the greater of two pension benefits, the Cash Balance Benefit or the Grandfathered Benefit, each of which is subject to Internal Revenue Code limitations on pay used to calculate pensions. A participant's Cash Balance Benefit is equal to the balance in the participant's cash balance account, which is made up of (i) an opening account balance as of June 1, 1997, which reflects the lump sum present value of the participant's approximate "age 65" accrued benefit under the old plan design, (ii) subsequent monthly basic benefit credits equal to 5 percent of the participant's compensation (generally, base pay, commissions, and other nondiscretionary bonuses such as group incentive awards), and (iii) monthly interest credits on the participant's cash balance account. The interest rate is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle of the preceding quarter. In addition, over the period June 30, 1997 through May 31, 2002, the participant's account receives a monthly pro rata share of the participant's transition benefit, which is based on an estimate of what the participant's account balance would have been if the cash balance design had been applied throughout the participant's employment with SBC, plus additional credits if the total of the participant's age plus service exceeds
25. The Grandfathered Benefit is equal to the sum of 1.6 percent of a participant's average compensation (generally, base pay, commissions, and other nondiscretionary bonuses such as group incentive awards) for the five years ended December 31, 1996 (or any prior 5 year averaging period if it would result in a higher benefit), multiplied by the number of years of service through the end of the participant's averaging period, plus 1.6 percent of the participant's pension compensation subsequent to the averaging period. (The participant may also be eligible for an alternative Grandfathered Benefit under an early retirement program. Under the alternative benefit, the pension is equal to the number of years of service (plus an additional 5 years of age and service credits) multiplied by the participant's average compensation for the 5 year period ending December 31, 1990, plus 1.6% of 1991 pay in 1991, and no credit for service after 1991.)

Pension amounts are not subject to reduction for Social Security benefits or any other offset amounts. The Internal Revenue Code places certain limitations on pensions that may be paid under federal income tax qualified plans. Benefits that are so limited are restored from the general funds of SBC either under the Supplemental Retirement Income Plan (see paragraph below) or another SBC nonqualified plan. If they continue in their current positions at their current levels of compensation and retire at the mandatory retirement age of 65, the total estimated annual pension amounts from the Pension Benefit Plan, and the estimated credited years of service at retirement under the Plan for Messrs. Whitacre, Caldwell, Foster, Dreyer, and Ellis would be $132,656 (44 years), $123,436 (41 years), $123,352 (40 years), $52,613 (18 years), and $105,630 (36 years), respectively.



The Supplemental Retirement Income Plan (which is not funded by, nor is it a part of, the Pension Benefit Plan) establishes a target annual retirement benefit for all officers and certain senior managers, stated as a percentage of their annual salaries and annual incentive bonus averaged over a specified averaging period described below ("Average Annual Compensation"). The percentage is increased by .71 percent for each year of actual service in excess of, or decreased by 1.43 percent for each year of actual service below, 30 years of service for executive officers and other officers and 35 years of service for other senior managers. Average Annual Compensation is determined by averaging salaries and annual incentive bonus earned during the 36-consecutive-month period out of the last 120 months preceding retirement that generates the highest average earnings. The target percentages of Average Annual Compensation are: Chairman of the Board and Chief Executive Officer, 75 percent; certain executive officers, 70 percent; other executive officers and other officers, 55 to 60 percent; and certain other senior managers, 50 percent. This plan pays the difference, if any, between the target amount and what would be payable under the Pension Benefit Plan if the benefits under the Pension Benefit Plan were paid in the form of an immediate annuity for life. In the event the participant retires before reaching his or her 60th birthday, a discount of .5 percent for each month remaining until the participant's 60th birthday is applied reducing the amount payable under this plan, except for officers who have 30 years or more of service at the time of retirement. If they continue in their current positions at their current levels of salary and most recent bonuses, and if they retire at the mandatory retirement age of 65, the estimated annual amounts that will be paid in accordance with the Supplemental Retirement Income Plan for Messrs. Whitacre Caldwell, Foster, Dreyer, and Ellis would be $2,743,744, $1,146,100, $651,403, $615,167 and $672,420, respectively. In calculating Mr.
Dreyer's benefits under the plan, the Company recognizes Mr. Dreyer's prior service with the Company as well as his prior service with a former affiliate of the Company (estimated to give him a total of 44 years of actual service at retirement); however, these benefits are reduced by payments to be received by Mr. Dreyer pursuant to such former affiliate's defined pension benefit plan.

CONTRACTS WITH MANAGEMENT

On November 21, 1997, the Board of Directors approved revised Change of Control Severance Agreements (the "Agreements") for each of the officers named in the "Summary Compensation Table" as well as certain other officers. The purpose of the Agreements is to reinforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control of SBC. These Agreements provide that in the event of a change in control of SBC, as that term is defined in the Agreements and summarized below, each officer is entitled to certain benefits (the "Severance Benefits") upon the subsequent termination or constructive termination of his or her employment, unless such termination is due to death or disability, or the termination is by SBC for cause (as defined in the Agreements); or is by the officer for other than good reason (as defined in the Agreements).

The Severance Benefits include the payment of the officer's full base salary through the date of termination plus all other amounts to which the officer is entitled under any compensation plan of SBC in effect immediately prior to the change in control. Also, each officer is entitled to a lump sum payment equal to three (in the case of Messrs. Whitacre, Caldwell, Foster and Ellis) or two (in the case of Mr. Dreyer) times the sum of (a) the officer's annual base salary in effect immediately prior to termination, (b) the most recently paid amount under the Short Term Incentive Plan or as a Key Executive Officer Short Term Award under the 1996 Stock and Incentive Plan and (c) the cash value of the target award of performance shares granted under the 1996 Stock and Incentive Plan applicable to each officer for the most current performance cycle. Additionally, each officer will be provided with life and health benefits, including supplemental medical, vision and dental benefits, for three years from the date of termination, if the officer is not otherwise entitled to the same.

In the event any payment or benefit received or to be received by an officer in connection with a change in control or the termination of his or her employment, whether pursuant to his or her Agreement and/or under the 1996 Stock and Incentive Plan (the "Total Payments"), is determined to be an excess parachute payment as defined in the Internal Revenue Code and thus subject to the 20 percent Federal excise tax, SBC will pay the officer an amount equal to the excise tax and all Federal and applicable state taxes resulting from the payment of the excise tax or from payment of such Federal and state taxes.

Under the Agreements, in general, change in control is deemed to occur (a) if anyone (other than an employee benefit plan of SBC) acquires more than 20 percent of SBC's common stock, (b) if within a two-year period, the individuals who were Board members at the beginning of such period cease to constitute a majority of the Board, or (c) if SBC's shareowners either approve a merger or consolidation which results in someone other than the shareowners immediately prior thereto holding more than 35 percent of the voting power of the surviving entity or approve the complete liquidation of SBC or the disposition of substantially all of SBC's assets.

As a result of SBC's acquisition of Pacific Telesis Group and pursuant to a change-in-control agreement entered into prior to the acquisition by PTG and Philip J. Quigley, Chief Executive Officer of PTG, PTG became obligated to make certain payments to Mr. Quigley in the event of his termination of employment. In a separate agreement with SBC, Mr. Quigley agreed to serve as President and Chief Executive Officer of PTG for up to three years, but not less than one year, following the merger. Under the agreement, upon Mr. Quigley's resignation, Mr. Quigley would receive the severance payments under his change-in-control agreement and, if he served less than three years, he would make himself available to provide consulting services for the remainder of the period after April 1, 1998, in exchange for $70,417 per month. Subsequently, in an agreement dated October 24, 1997, Mr. Quigley resigned from the Board of Directors and as Chief Executive Officer of PTG, effective December 30, 1997, and will be paid $885,000. Under that agreement, Mr. Quigley is also required to make himself available for consulting between December 30, 1997, and March 31, 1998, in addition to his other consulting obligations. For purposes of the PTG Executive Supplemental Cash Balance Plan, the PTG Executive Deferral Plan, and the PTG 1996 Executive Deferred Compensation Plan, he will be treated as if he had been employed through March 30, 1998. He will also receive health benefits and financial counseling in accordance with those plans, as well as other amenities afforded other former chairmen of PTG. Mr. Quigley also received the sum of $4,712,365 as payment under his change-in-control agreement with PTG. Mr. Quigley gave SBC an option to extend his consulting agreement on its original terms for a period of two additional years, and he will receive an additional $500,000. The Human Resources Committee also accelerated the vesting of 107,120 stock options, granted Mr. Quigley on May 1, 1997, and May 2, 1997. Under PTG's qualified pension plan, Mr. Quigley will receive a lump sum payout of $619,890, and under a nonqualified plan of PTG, a ten-year annuity of $61,194 per month.

STOCK PERFORMANCE GRAPH
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
SBC, S&P 500 AND PEER GROUP
--------------------------------------------------------------------------------

                                    [GRAPH]

Assumes $100 invested on December 31, 1992, in SBC common stock, Standard & Poor's 500 Index and a Peer Group of other large U.S. telecommunications companies (Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corporation, and U S West Communications Group).

The index of telecommunications companies ("Peer Group") is weighted according to the market capitalization of its component companies at the beginning of each period.

Total return equals stock price appreciation plus reinvestment of dividends on a quarterly basis.

SHAREOWNER PROPOSALS


Proposals of shareowners intended for presentation at the 1999 Annual Meeting must be received by SBC for inclusion in its Proxy Statement and form of Proxy relating to that meeting by November 11, 1998. Such proposals should be sent in writing by certified mail to the Vice President and Secretary of SBC at 175 E. Houston, Room 1140, San Antonio, Texas 78205. Faxed proposals will not be accepted.


Shareowners whose proposals are not included in the Proxy Statement but who still intend to submit a proposal at the 1999 Annual Meeting and shareowners who intend to submit nominations for Directors at the meeting are required to notify the Vice President and Secretary of SBC of their proposal or nominations and to provide certain other information not less than 60 days, nor more than 90 days, prior to the meeting, in accordance with SBC's Bylaws.

OTHER BUSINESS

The Board of Directors is not aware of any matters that will be presented at the meeting for action on the part of shareowners other than those described herein.

A COPY OF SBC'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR 1997 MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE ASSISTANT DIRECTOR-EXTERNAL REPORTING, 175 E. HOUSTON, 9TH FLOOR, SAN ANTONIO, TEXAS 78205.

By Order of the Board of Directors

/s/ JUDITH M. SAHM

Judith M. Sahm
Vice President and Secretary


March 11, 1998

                                    APPENDIX

(SBC LOGO) SBC Communications Inc.

Submit your proxy by mail or telephone.

Dear SBC Shareowner:


You can now submit your proxy either by telephone or by completing the proxy below and returning it in the enclosed postage paid envelope. To submit your proxy by telephone, call 1-800-840-6013 (only available in the United States) to authorize the members of the Proxy Committee to vote your shares as if you marked and returned your proxy card. You will be asked to enter a control number which is located below in the box marked "CONTROL NUMBER". You will then hear these instructions:


OPTION #1: To have your shares voted as the Board of Directors recommends on ALL matters, press 1 now.
OPTION #2: If you choose to provide voting directions on each item separately, press 0 now.


     Item 1: To have your shares voted FOR all nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. To withhold for certain nominees, press 0 and follow the directions (see reverse side of proxy card for 2 digit number).



     Items 2 through 5: To have your shares voted FOR this proposal, press 1; AGAINST, press 9; ABSTAIN, press 0. The instructions are the same for Items 2 through 5.



AFTER YOU SUBMIT YOUR VOTING INSTRUCTIONS, YOUR CHOICES WILL BE REPEATED BACK TO YOU. AFTER REVIEWING YOUR CHOICES, PRESS 1 TO CONFIRM YOUR VOTING INSTRUCTIONS.


If you submit your proxy by telephone there is no need for you to mail back your proxy. THANK YOU FOR VOTING!


CONTROL NUMBER ____________


Call ** Toll Free ** on a U.S. Touch Tone Telephone 1-800-840-6013 - Anytime


There is NO CHARGE to you for this call.


DETACH PROXY CARD HERE IF YOU ARE NOT SUBMITTING YOUR PROXY BY TELEPHONE
------------------------------------------------------------------------
(FACE OF PROXY CARD)

     Your Directors recommend a vote "FOR" the Director proposals 1, 2, and 3.



1.   Election of Directors

     For _____    Withhold Authority _____      Exception* _____

*Exception(s):__________________________________________

To have your shares voted for all Director nominees, mark the "For" box on item
1. To withhold authority to vote your shares for all nominees, mark the "Withhold Authority" box. If you do not wish your shares voted for a particular nominee, mark the "Exception" box and enter the name(s) of the exception(s) in the space provided.


2.       Ratification of Independent Auditor


         For _____    Against _____            Abstain_____

3. Amendment of Restated Certificate of Incorporation to Increase Authorized Shares

         For _____     Against _____           Abstain _____


Your Directors recommend a vote "AGAINST" the Shareowner proposals 4 and 5.


4.      Shareowner Proposal A

        For ______   Against _____            Abstain _____

5.      Shareowner Proposal B

        For ______   Against _____            Abstain _____

Votes MUST be indicated  (X) in Black or Blue ink.


Comments: If you have noted either an Address Change or Comments on the other side of this card, mark here.


Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

DATE_________________________________

SIGNATURE(S):_____________________________




Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed
Envelope.

(REVERSE OF PROXY CARD)

Two maps detailing the location of the Annual Meeting will appear on the reverse side of the letter to shareowners:


                                Admission Ticket
                            SBC Communications Inc.
                         Annual Meeting of Shareowners
                                 April 24, 1998
                             Alzafar Shrine Temple
                            901 North Loop 1604 West
                           San Antonio, Texas  78216


(LOGO) SBC COMMUNICATIONS INC.     PROXY/VOTING INSTRUCTION CARD

------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON APRIL 24, 1998.


The undersigned hereby appoints the following members of the Directors' Proxy
Committee: Edward E. Whitacre, Jr., Ruben R. Cardenas, Royce S. Caldwell, and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in SBC Communications Inc. at the Annual Meeting of Shareowners to be held on April 24, 1998, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or through the telephone proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. IF SPECIFIC VOTING DIRECTIONS ARE NOT GIVEN WITH RESPECT TO THE MATTERS TO BE ACTED UPON AND THE SIGNED CARD IS RETURNED, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE REVERSE SIDE OF THIS CARD. (If you make any changes or voting exceptions in this paragraph, you must mark the box for "Comments" on the reverse side of this card in order to process your request.)


The Board of Directors recommends a vote "FOR" each of the three Director proposals and "AGAINST" each of the two Shareowner proposals listed on the reverse side of this card.


The nominees for the Board of Directors are: 01-August A. Busch III, 02-Royce S. Caldwell, 03-Herman E. Gallegos, 04-Jess T. Hay, 05-Bobby R. Inman, and
06-S. Donley Ritchey.



PLEASE SIGN ON THE REVERSE SIDE OF THIS CARD AND RETURN PROMPTLY TO P.O. BOX 1138, NEWARK, NEW JERSEY 07101-9758; OR, IF YOU CHOOSE, YOU CAN SUBMIT YOUR PROXY BY CALLING 1-800-840-6013. IF YOU DO NOT SIGN AND RETURN A PROXY, SUBMIT YOUR PROXY BY TELEPHONE, OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

This proxy card or your telephone proxy will constitute voting instructions to the plan administrator or trustee for shares held in SBC's Direct Stock Purchase and Reinvestment Plan (formerly the Dividend Reinvestment Plan) or in any of the following SBC employee benefit plans: the PAYSOP, the Savings Plan, the Savings and Security Plan, the Pacific Telesis Group ("PTG") Supplemental Retirement and Savings Plan for Salaried Employees, the PTG Supplemental Retirement and Savings Plan for Non-Salaried Employees, and the PTG PAYSOP. If proxy cards or telephone proxies representing shares in the foregoing employee benefit plans are not received, those shares will be voted with respect to each Plan in the same proportion as the shares for which voting instructions are received from other participants.


                                                        SBC COMMUNICATIONS INC.
                                                        P.O. BOX 1138
                                                        Newark, N.J.  07101-9758
General comments:

================================================================================


(If you have written in the above space, please mark the box for "Comments" on the reverse side of this card so that your comments can be directed to the appropriate group for review.) (Continued, and please sign on reverse side.)



LOGO SBC COMMUNICATIONS INC.

ANNUAL MEETING OF SHAREOWNERS TO BE HELD APRIL 24, 1998.

----------------------------------------------



THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.



The undersigned hereby appoints the following members of the Directors' Proxy
Committee: Edward E. Whitacre, Jr., Ruben R. Cardenas, Royce S. Caldwell, and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in SBC Communications Inc. at the Annual Meeting of Shareowners to be held on April 24, 1998, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card, and at the discretion of the proxies on any other matters that may properly come before the meeting. IF SPECIFIC VOTING DIRECTIONS ARE NOT GIVEN WITH RESPECT TO THE MATTERS TO BE ACTED UPON AND THE SIGNED CARD IS RETURNED, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE REVERSE SIDE OF THIS CARD.

The Board of Directors recommends a vote "FOR" each of the three Director proposals and "AGAINST" each of the two Shareowner proposals listed on the reverse side of this card.

The nominees for the Board of Directors are: August A. Busch III, Royce S. Caldwell, Herman E. Gallegos, Jess T. Hay, Bobby R. Inman, and S. Donley Ritchey.

                             (REVERSE SIDE OF CARD)

Directors recommend a vote "FOR" the Director proposals 1, 2 and 3 and "AGAINST" Shareowner proposals A and B.

1.   Election of All Directors

     For _____      Withhold _____      Exception _____

If you do not wish your shares voted for a particular nominee, mark the "Exception" box and enter the name(s) of the exception(s) in the line below.

2.   Ratification of Independent Auditor

     For _____      Against _____       Abstain _____

3. Amendment of Restated Certificate of Incorporation to Increase Authorized Shares

     For _____      Against _____       Abstain _____

4.   Shareowner Proposal A

     For _____      Against _____       Abstain _____

5.   Shareowner Proposal B

     For _____      Against _____       Abstain _____

Date _______________________

Signature __________________

Signature __________________

IMPORTANT: Please sign your name(s) exactly as shown hereon.

PLEASE DATE, SIGN, AND RETURN YOUR PROXY TODAY.